Exhibit 23.3

1999 AVENUE OF THE STARS,
SUITE 1900

LOS ANGELES, CA 90067

T 310.443.2300
F 310.443.8700
PERSONAL AND CONFIDENTIAL
December 11, 2009
The Special Committee of the Board of Directors
Builders FirstSource, Inc.
2001 Bryan Street
Suite 1600
Dallas, Texas 75201
Re:     Registration Statement of Builders FirstSource, Inc.
Gentlemen:
Reference is made to our opinion letter, dated October 22, 2009 (the “Opinion Letter”), as to the fairness from a financial point of view to the stockholders of Builders FirstSource, Inc. (the “Company”), other than JLL Partners Fund V, L.P., Warburg Pincus Private Equity IX, L.P., taken as a whole, of the financial terms of the rights offering (the “Rights Offering”) pursuant to which the Company will distribute to the holders of its common stock, par value $0.01 per share (the “Company Common Stock”), transferable subscription rights to purchase shares of Company Common Stock at a subscription price of $3.50 per share.
The Opinion Letter was provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Rights Offering and may not be disclosed to any person without our prior consent and is not to be quoted or referred to, in whole or in part, or used or relied upon for any other purpose, without our prior written consent, nor may it be included or referenced in materials filed by the Company with the Securities and Exchange Commission except in accordance with our prior written consent. We understand that the Company wishes to include the Opinion Letter in the Company’s Registration Statement on Form S-3 (which was initially filed on November 5, 2009) with respect to the Rights Offering (the “Registration Statement”).
In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Questions and Answers Relating to the Rights Offering – How was the subscription price of $3.50 per share determined?” and “Risk Factors – The subscription price determined for the rights offering is not an indication of the fair value of our common stock” in the and to the inclusion of the Opinion Letter in the above referenced Registration Statement being filed with the Securities and Exchange Commission on the date hereof. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-referenced version of the Registration Statement. We do not consent to the furnishing of this consent letter to the Securities and Exchange Commission.
Very truly yours,
MOELIS & COMPANY